EXHIBIT 23


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
Catskill Financial Corporation

We consent to incorporation by reference in Registration Statement No. 333-41987 on Form S-8, of our report dated October 21, 1998, relating to the consolidated statements of financial condition of Catskill Financial Corporation and subsidiary as of September 30, 1998 and 1997, and related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended September 30, 1998, which report appears in the annual report on Form 10-K of Catskill Financial Corporation for the fiscal year ended September 30, 1998.



                                                   /s/ KPMG Peat Marwick LLP
                                                   -----------------------------
                                                       KPMG Peat Marwick LLP

Albany, New York
December 22, 1998